UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 7, 2011

SOLAR THIN FILMS, INC.
(Exact name or registrant as specified in its charter)

Delaware	001-13549	95-4359228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

455 Central Avenue, Suite 366
Cedarhurst, NY 11516
(Address of Principal Executive Offices, Including Zip Code)

(516) 443-0466
(Registrant's Telephone Number, Including Area Code)

______________
(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01:  Other Events.

Status of Business

We have discontinued operations with respect to the sale of turnkey factories for the production of thin film solar modules. We have restructured our business and are concentrating on establishing, financing, managing and syndicating solar farms as power projects both domestically and internationally. There can be no assurance that such businesses will be successful.

Although the Company is required to file quarterly and annual reports with the SEC, it is delinquent in its annual report for the year ended December 31, 2010 and its quarterly reports for the periods ending March 31, 2011 and June 30, 2011. Accordingly the information contained in existing SEC filings is not a fair and accurate representation of the Company’s business and/or finances.

We anticipate substantial business operations in the near future. There can be no assurance of what volume of business operations we will have or that such operations will be successful.

We anticipate converting a substantial portion of our outstanding debt into equity in order to reduce our indebtedness and improve our balance sheet. Although the effect will be to issue substantial additional shares which will dilute existing shareholders’ percentage ownership in the Company, management believes it is in our best interests to do so to improve the overall value of the Company and its shares. However, there can be no assurance that we will be able to convert any of our debt as described above or the terms upon which such debt will be converted.

A default judgment was entered against us on June 13, 2011 in the County Court of Dallas County, Texas in favor of Doed Corporation in the sum of $494,533.56. We anticipate that the debt underlying this judgment will be converted as set forth in the preceding paragraph and that upon conversion we will receive a satisfaction of judgment.

Legal Proceedings

Four limited partners of Algatec Equity Partners, L.P. ("Algatec") owning approximately 4.5% of the limited partnership interests of Algatec commenced an arbitration proceeding which challenged an exchange of assets between Algatec and the Company. These four limited partners also filed an application in the Supreme Court of the State of New York, Country of New York. Although the Company was not named as a party, Robert M. Rubin, our President, CEO and Sole Director who is also a managing member of the general partner of Algatec, was named as a Defendant. As a part of the settlement agreement resolving this matter, the Company is not proceeding with the previously proposed transaction with Algatec.

We are defending a lawsuit commenced in the Court of Common Pleas of Bucks County Pennsylvania by James S. Molinaro (“Molinaro”) against us and Atlantis Solar, LLC (“Atlantis”), a company we purchased from Molinaro. Molinaro alleges that we have failed to meet our obligations with respect to a Stock Purchase Agreement dated as of May 21, 2010 by and among Atlantis, Molinaro and us. Molinaro alleges that we have not made required capital contributions to Atlantis, as a result of which Atlantis has been unable to pay Molinaro his salary. The suit alleges lost profits of $1,500,000 and claims additional damages in excess of $33,260.97. We intend to vigorously defend such lawsuit.

Officers and Directors

Robert M. Rubin is currently our sole Officer and Director. Other Officers and Directors disclosed in prior SEC filings tendered their resignations for various personal reasons. The Board of Directors has passed a resolution authorizing Barry Pomerantz to sign documents approved by the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Solar Thin Films, Inc.

Date: September 7, 2011	By:	/s/ Robert M. Rubin
Robert M. Rubin, CEO

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